Exhibit 99.1

Voya Financial Announces Third-Quarter 2018 Results

•	Third-quarter 2018 net income available to common shareholders of $0.87 per diluted share

•
Third-quarter 2018 adjusted operating earnings[1] of $0.84 per diluted share, after-tax; Normalized for the following items, third-quarter 2018 adjusted operating earnings were $1.34 per diluted share, after-tax:

◦
$(0.70) per diluted share, after-tax, of unfavorable deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking — unfavorable annual assumption updates in Individual Life were partially offset by favorable assumption updates in Retirement and the company's legacy annuities in Corporate; and

◦	$0.20 per diluted share, after-tax and DAC/VOBA, of prepayment fees and alternative investment income above the company’s long-term expectations.

•	Board of directors authorizes an additional $500 million of share repurchases

•	Voya completes strategic review of Individual Life business

◦	Voya will cease new individual life insurance sales on Dec. 31, 2018 and retain the in-force block

◦	Decision supports Voya’s focus on its higher-growth, higher-return, capital-light businesses

◦
Retaining the block provides value to shareholders, including earnings and capital diversification and at least $1 billion of expected free cash flow from Individual Life over the next five to six years

•	Voya to hold investor day on Tuesday, Nov. 13

NEW YORK, Oct. 30, 2018 — Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the third quarter of 2018.

“During the third quarter, we continued to make strong progress on our 2018 priorities,” said Rodney O. Martin, Jr., chairman and CEO, Voya Financial, Inc. “Our commitment to achieving our growth plans this year was demonstrated in the third quarter by positive net flows in both Retirement and Investment Management and an increase in annualized in-force premiums in Employee Benefits. We also generated strong bottom-line results. Excluding the negative impact of DAC/VOBA and other intangibles unlocking and the benefit of prepayment fees and alternative investment income above our long-term expectations, normalized third-quarter 2018 adjusted operating earnings were $1.34 per diluted share, after-tax. This demonstrates our
1 This press release includes certain non-GAAP financial measures, including adjusted operating earnings and book value, excluding accumulated other comprehensive income. More information on non-GAAP measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release and in the company’s Quarterly Investor Supplement.

commitment to improving our adjusted operating earnings per share to reach $1.30 to $1.40 per share by the end of the second quarter of 2019.

"In addition to organic growth, we continued to execute on our capital initiatives as we repurchased $250 million of common stock in the third quarter. We also received an additional share repurchase authorization of $500 million from the board of directors, which will enable us to continue to deliver further shareholder value through share repurchases. Finally, we continued to focus on achieving cost savings and began to take actions to lower our debt-to-capital ratio by the end of this year.

“We are looking forward to our upcoming Investor Day on Nov. 13, when we'll share our long-term growth plans and opportunities to build upon the profitable growth we've achieved over the past several years, generate further shareholder value, expand our relationships with our customers, and achieve our vision to be America's Retirement Company,” added Martin.

Voya also announced today that the company has concluded the strategic review of its Individual Life business. The company will cease all new sales of individual life insurance on Dec. 31, 2018 and retain the in-force block of policies.

“Following the sale of substantially all of our individual annuities businesses earlier this year, we conducted a thorough review of our Individual Life business to determine the best path forward. We carefully considered our broader, go-forward strategy of largely focusing on the workplace and institutional clients, analyzed the options available to us, and concluded that ceasing new sales aligns with our plans to focus on our higher-growth, higher-return, capital-light businesses: Retirement, Investment Management and Employee Benefits,” said Martin.

“Further, continuing to own the in-force block will benefit shareholders in that it will provide earnings and capital diversification and generate higher free cash flows. Specifically, we expect our Individual Life business to increase free cash flow conversion to 70% to 80% and generate meaningful free cash flow of at least $1 billion over the next five to six years.

“Voya will continue to be good stewards of shareholder capital. As we have over the past several years, we will continue to explore and pursue opportunities to maximize the value of our in-force life insurance business,” concluded Martin.

Voya will continue to report its Individual Life segment financial results as part of the company’s adjusted operating earnings.

THIRD-QUARTER 2018 SUMMARY

	Three Months Ended
	September 30, 2018		September 30, 2017
	($ in millions)	(per share)	($ in millions)	(per share)
Net income available to common shareholders	$142	$0.87	$149	$0.81
Adjusted operating earnings, after-tax	$139	$0.84	$29	$0.16
Common book value		$52.22		$75.98
Common book value, excluding AOCI		$47.28		$60.78
Weighted avg common shares outstanding (in millions):
Basic	160		180
Diluted	164		182

Net income available to common shareholders for the third quarter of 2018 was $142 million, or $0.87 per diluted share, compared with $149 million, or $0.81 per diluted share in the third quarter of 2017. The improvement on a per-share basis reflects the company's share repurchases. Total third-quarter 2018 net income available to common shareholders was lower due to higher income from continuing operations in the third quarter of 2018 being more than offset by the benefit of income from discontinued operations in the third quarter of 2017.

Adjusted operating earnings for the third quarter of 2018 were $139 million, or $0.84 per diluted share, after-tax, up from $29 million, or $0.16 per diluted share, after-tax, in the third quarter of 2017. The increase was largely due to third-quarter 2018 results having lower negative DAC/VOBA and other intangibles unlocking, higher alternative investment income, lower expenses and higher fee-based margins.

THIRD-QUARTER 2018 HIGHLIGHTS

•	Continued execution of the company's 2018 priorities, including growth, capital and cost saving initiatives.

•	Capital initiatives:

◦
Repurchased $250 million of Voya common stock during the third quarter — the company plans to purchase an additional $250 million of common stock in the fourth quarter and deliver on its previously announced plan in December 2017 to repurchase $1.5 billion in shares by the end of 2018.

◦	Issued $325 million of preferred shares in the third quarter, the proceeds of which will be utilized to reduce outstanding senior debt by $325 million in the fourth quarter of 2018.

◦	Pro-forma for the expected debt repurchase in the fourth quarter of 2018, excess capital was $813 million as of Sept. 30, 2018.

•	Strong performance from Voya's higher-growth, higher-return, capital-light businesses:

◦
Retirement achieved record adjusted operating earnings (excluding DAC/VOBA and other intangibles unlocking) of $203 million, largely driven by strong prepayment fees and alternative investment income as well as higher fee-based margins. Retirement Full

Service recurring deposits were $2.3 billion, and Full Service net flows were $99 million in the third quarter.

◦
Investment Management reported $48 million of adjusted operating earnings and generated $1.4 billion of Institutional net flows, reflecting strong commercial growth in the business. Third-party sales were $5.5 billion during the quarter, and third-party AUM grew to $155 billion as of Sept. 30, 2018.

◦
Employee Benefits generated adjusted operating earnings of $50 million, including underwriting results that reflect an improved loss ratio for Stop Loss. Annualized in-force premiums increased 2% compared with the third quarter of 2017, reflecting both continued pricing discipline and a strong increase in the Voluntary business.

•	Total company assets under management and administration grew to $543 billion as of Sept. 30, 2018.

SEGMENT DISCUSSIONS
The following segment discussions compare the third quarter of 2018 with the third quarter of 2017, unless otherwise noted. All figures are presented before income taxes.

Retirement
Retirement adjusted operating earnings were $253 million, up from $107 million. The increase was largely due to:

•
$50 million of positive DAC/VOBA and other intangibles unlocking in the third quarter of 2018 compared with $44 million of negative DAC/VOBA and other intangibles unlocking in the third quarter of 2017;

•
$35 million of higher fee-based margin primarily due to higher average AUM (driven by both equity market and business growth) as well as the benefit of fees from the movement of certain investment-only products to Retirement from Corporate;

•
$33 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $27 million above the company's long-term expectations (before the effect of income taxes and DAC) in the third quarter of 2018; and

•	$20 million of higher administrative expenses largely due to the movement of certain investment-only products and strategic investment spending to Retirement from Corporate.

($ in millions)	Trailing twelve months ended Sept. 30, 2018	Trailing twelve months ended June 30, 2018	Trailing twelve months ended Sept. 30, 2017
Retirement — Full Service
Full Service recurring deposits	$9,164	$8,927	$8,329

($ in millions)	Three months ended Sept. 30, 2018	Three months ended June 30, 2018	Three months ended Sept. 30, 2017
Retirement
Total client assets	$434,862	$420,882	$409,908

Retirement — Full Service
Full Service recurring deposits	$2,267	$2,376	$2,030
Full Service net flows	$99	$126	$925
Full Service client assets	$128,641	$124,702	$118,600

Investment Management
Investment Management adjusted operating earnings were $48 million, compared with $54 million. The decline was largely due to:

•
$6 million of lower fee-based revenues as smaller general account average AUM resulting from the company's June 1, 2018 sale of substantially all of its annuities businesses was partially offset by growth in third-party management fees (driven by positive net flows and higher third-party AUM);

•	$3 million of higher investment capital revenues, which were also $3 million above long-term expectations in the third quarter of 2018; and

•	$3 million of higher expenses primarily due to higher volume expenses associated with higher revenue.

($ in millions)	3Q 2018	2Q 2018	3Q 2017
Investment Management AUM
External clients	$154,553	$151,535	$139,616
General account	55,862	55,617	82,489
Total	$210,415	$207,152	$222,105

Investment Management Net Flows
Institutional	$1,392	$1,291	$1,723
Retail (including sub-advisor replacements)	(315)	(548)	736
Total (excluding divested annuities)	$1,077	$743	$2,459
Divested annuities outflows	(600)	(627)	(948)
Total	$477	$116	$1,512

Total Investment Management AUM grew to $210 billion as of Sept. 30, 2018, up from $207 billion as of June 30, 2018. The decline from Sept. 30, 2017 reflects the sale of substantially all of the company's individual annuities business on June 1, 2018. During the third quarter of 2018, Investment Management net inflows of $477 million were driven by strong Institutional net flows of $1.4 billion, primarily from fixed income asset classes.

Employee Benefits
Employee Benefits adjusted operating earnings were $50 million, down from $58 million. The decline was largely due to:

•
$5 million of lower underwriting results due to a non-recurring favorable reserve adjustment of $25 million in the third quarter of 2017 — adjusting for the reserve change, underwriting results improved by $20 million due to improvement in the loss ratio for Stop Loss and growth in the Voluntary block, which were partially offset by a higher Group Life loss ratio;

•	$4 million of higher administrative expenses to support growth in the business; and

•
$2 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $2 million above the company's long-term expectations (before the effect of income taxes and DAC) in the third quarter of 2018.

($ in millions)	3Q 2018	2Q 2018	3Q 2017
Employee Benefits Annualized In-Force Premiums
Group Life, Disability and Other	$654	$664	$627
Stop Loss	953	938	989
Voluntary	309	312	257
Total	$1,916	$1,914	$1,873

Employee Benefits Loss Ratios
Group Life	78.6%	81.5%	74.4%
Stop Loss	77.0%	81.7%	80.6%

	Trailing twelve months ended Sept. 30, 2018	Trailing twelve months ended June 30, 2018	Trailing twelve months ended Sept. 30, 2017
Total Aggregate Loss Ratio	73.1%	72.6%	74.2%

Compared with the third quarter of 2017, total Employee Benefits in-force premiums increased 2%, reflecting strong growth in Voluntary premiums and continued pricing discipline in Stop Loss. During the third quarter of 2018, the Stop Loss and Group Life loss ratios were within the company's targeted annual range of 77-80%.

Individual Life
Individual Life adjusted operating earnings were $(134) million compared with $(66) million. The higher loss was due to:

•	$57 million of higher negative DAC/VOBA and other intangibles unlocking driven by assumption changes, primarily related to increased expected cost of reinsurance;

•
$11 million of higher investment income, including prepayment fee and alternative investment income that was, in aggregate, $10 million above the company's long-term expectations (before the effect of income taxes and DAC) in the third quarter of 2018; and

•	$4 million of higher administrative expenses due to the reallocation of strategic investment spending from Corporate into the business segments.

Total Individual Life sales, which primarily consist of indexed life insurance, were $20 million, up from $18 million.

Corporate
Corporate adjusted operating losses were $(54) million, including $5 million of positive DAC/VOBA and other intangibles unlocking, compared with losses of $(110) million. The improvement was largely due to the reallocation of strategic investment spending into the business segments, revenue from the company's transition service agreements associated with the sale of substantially all of its individual annuities businesses on June 1, 2018, and higher earnings from the company's legacy annuities business.

Share Repurchases
In the third quarter of 2018, Voya repurchased 5,056,422 shares of its common stock at an average price per share of $49.44 for an aggregate purchase price of approximately $250 million.

The company announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $500 million. This additional authorization increases the aggregate amount available under the company’s share repurchase authorization to approximately $761 million as of Sept. 30, 2018. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $500 million share repurchase authorization expires on Dec. 31, 2019 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information
More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Call and Slide Presentation
Voya will host a conference call on Wed., Oct. 31, 2018, at 10 a.m. ET, to discuss the company’s third-quarter 2018 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Oct. 31, 2018.

Media Contacts:                    Investor Contacts:
Christopher Breslin                    Michael Katz
212-309-8941                        212-309-8999
Christopher.Breslin@voya.com            IR@voya.com

Bill Sutton                        Billy Cheung
860-580-2626                        212-309-8984
William.Sutton@voya.comIR@voya.com

About Voya Financial
Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.3 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $543 billion in total assets under management and administration as of Sept. 30, 2018. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work®

Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

Use of Non-GAAP Financial Measures
Adjusted operating earnings before income taxes is a measure used to evaluate segment performance. We believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment Adjusted operating earnings before income taxes as we do for the directly comparable U.S. GAAP measure Income (loss) from continuing operations before income taxes.

Adjusted operating earnings before income taxes does not replace Income (loss) from continuing operations before income taxes as the comparable U.S. GAAP measure of our consolidated results of operations. Therefore, we believe that it is useful to evaluate both Income (loss) from continuing operations before income taxes and Adjusted operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s Adjusted operating earnings before income taxes is calculated by adjusting Income (loss) from continuing operations before income taxes for the following items:

•
Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads, and are not indicative of normal operations. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the FVO unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•
Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions and are not indicative of normal operations, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in nonperformance spread;

•
Income (loss) related to businesses exited through reinsurance or divestment that do not qualify as discontinued operations, which includes gains and (losses) associated with transactions to exit blocks of business (including net investment gains (losses) on securities sold and expenses directly related to these transactions) and residual run-off activity; these gains and (losses) are often related to infrequent events and do not reflect performance of operating segments. Excluding this activity better reveals trends in our core business, which would be obscured by including the effects of business exited, and more closely aligns Adjusted operating earnings before income taxes with how we manages our segments;

•
Income (loss) attributable to noncontrolling interest, which represents the interest of shareholders, other than those of Voya Financial, Inc., in the gains and (losses) of consolidated entities, or the attribution of results from consolidated VIEs or VOEs to which we are not economically entitled;

•
Income (loss) related to early extinguishment of debt, which includes losses incurred as a result of transactions where we repurchase outstanding principal amounts of debt; these losses are excluded from Adjusted operating earnings before income taxes since the outcome of decisions to restructure debt are not indicative of normal operations;

•
Impairment of goodwill, value of management contract rights and value of customer relationships acquired, which includes losses as a result of impairment analysis; these represent losses related to infrequent events and do not reflect normal, cash-settled expenses;

•
Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period. We immediately recognize actuarial gains and (losses) related to pension and other postretirement benefit obligations and gains and losses from plan adjustments and curtailments. These amounts do not reflect normal, cash-settled expenses and are not indicative of current Operating expense fundamentals; and

•
Other items not indicative of normal operations or performance of our segments or may be related to infrequent events including capital or organizational restructurings including certain costs related to debt and equity offerings as well as stock and/or cash based deal contingent awards; expenses associated with the rebranding of Voya Financial, Inc.; severance and other third-party expenses associated with restructuring. These items vary widely in timing, scope and frequency between periods as well as between companies to which we are compared. Accordingly, we adjust for these items as we believe that these items distort the ability to make a meaningful evaluation of the current and future performance of our segments. Additionally, with respect to restructuring, these costs represent changes in operations rather than investments in the future capabilities of our operating businesses.

Adjusted operating earnings before income taxes for Corporate includes Net investment gains (losses) and Net guaranteed benefit hedging gains (losses) associated with the Retained Business in periods prior to 2018. These retained amounts are insignificant and do not distort the ability to make a meaningful evaluation of the trends of Corporate activities.

Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions) is excluded from the results of operations from Adjusted operating earnings before income taxes. When we present the adjustments to Income (loss) from continuing operations before income taxes on a consolidated basis, each adjustment excludes the relative portions attributable to businesses exited through reinsurance or divestment.

The most directly comparable U.S. GAAP measure to Adjusted operating earnings before income taxes is Income (loss) from continuing operations before income taxes. For a reconciliation of Adjusted operating earnings before income taxes to Income (loss) from continuing operations before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

Adjusted operating earnings - excluding unlocking is also a non-GAAP financial measure. This measure excludes from Adjusted operating earnings before income taxes the following items:

•	DAC/VOBA and other intangibles unlocking; and

•
The net gains included in Adjusted operating earnings from a distribution of cash and securities in conjunction with a Lehman Brothers bankruptcy settlement ("Lehman Recovery"), and losses as a result of the decision to dispose of certain Low Income Housing Tax Credit partnerships ("LIHTC") as a mean of exiting this asset class.

Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement and loss from the disposition of low-income housing tax credit partnerships affected run-rate results and we believe that this effect is not reflective of our ongoing performance. .

In addition to Net income (loss) per common share, we report Adjusted operating earnings per common share (diluted) because we believe that Adjusted operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per common share including Accumulated other comprehensive income (AOCI), we also report book value per common share excluding AOCI and shareholders' equity excluding AOCI and preferred stock. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per common share excluding AOCI and common shareholders' equity excluding AOCI provide a measure consistent with that view. The Adjusted debt to capital ratio includes a 25% equity treatment afforded to subordinated debt, 100% equity treatment afforded to preferred stock and excludes AOCI.

For a reconciliation of these non-GAAP measures to the most directly comparable U.S. GAAP measures, refer to the tables that accompany this release, as well as our Quarterly Investor Supplement.

We analyze our segment performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our Adjusted operating earnings before income taxes for the following reasons: (1) we analyze our business using this information and (2) this presentation can be helpful for investors to understand the main drivers of Adjusted operating earnings (loss) before income taxes. The sources of earnings are defined as such:

•
Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on assets under management ("AUM"), assets under administration ("AUA"), and transaction based recordkeeping fees.

•
Net underwriting gain (loss) and other revenue contains the following: the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detail explanation of DAC/VOBA and other intangibles amortization/unlocking refer to our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements
This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, (x) changes in the policies of governments and/or regulatory authorities, and (xi) our ability to successfully manage the separation of Venerable, including the transition services, on the expected timeline and economic terms. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition - Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2017, which the company filed with the Securities and Exchange Commission on Feb. 23, 2018 and in our Quarterly Report on Form 10-Q for the three-month period ended Sept. 30, 2018, which the company expects to file with the Securities and Exchange Commission on or before Nov. 9, 2018.

VOYA-IR

# # #

Reconciliation of Net Income (Loss) to Adjusted Operating Earnings - Quarter-to-Date
	Three Months Ended
(in millions USD)	9/30/2018	9/30/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$142	$149
Plus: Net income (loss) attributable to noncontrolling interest	23	65
Net Income (loss)	165	214
Less: Income from Discontinued Operations, net of tax	—	134
Net Income (loss) from continuing operations	165	80
Less: Net Income (loss) attributable to noncontrolling interest	23	65
Less: Adjustments to adjusted operating earnings
Net Investment gains (losses) and related charges and adjustments	11	(12)
Other adjustments (2)	(11)	(56)
Total Adjustments to adjusted operating earnings before tax effect	—	(68)
Income taxes on adjustments to adjusted operating earnings (1)	—	22
Total Adjustments to adjusted operating earnings, after tax(1)	—	(46)
Less: Difference between actual tax (expense) benefit and assumed tax rate	3	32
Adjusted Operating earnings, after-tax (1)	139	29
Less: Income taxes (1)	(24)	(14)
Adjusted operating earnings before income taxes	$163	$43

Reconciliation of Net Income per Share to Adjusted Operating Earnings per Share
	Three Months Ended
(in USD per diluted share)	9/30/2018	9/30/2017

Net Income (loss) available to Voya Financial, Inc.'s common shareholders	$0.87	$0.81
Less: Income from Discontinued Operations, net of tax	—	0.73
Net Income (loss) from continuing operations	0.87	0.08
Less: Net Investment gains (losses) and related charges and adjustments, after-tax	0.05	(0.04)
Less: Other adjustments, after-tax (2)	(0.04)	(0.20)
Less: Effect of assumed tax rate vs. actual tax rate	0.02	0.16
Less: Adjustment due to antidilutive effect of net loss in the current period	—	—
Adjusted Operating earnings, after-tax (1)	$0.84	$0.16

Reconciliation of Fully Diluted Weighted Average Shares to Adjusted Operating Diluted Weighted Average Shares
	Three Months Ended
(in millions USD)	9/30/2018	9/30/2017

Fully Diluted weighted average shares outstanding	164	182
Dilutive effect of the exercise or issuance of stock based awards	—	—
Weighted average common shares outstanding - diluted (adjusted operating)	164	182
(1) Voya Financial assumes a 32% tax rate on adjusted operating earnings and all components of adjusted operating earnings described as "after tax" for 2017. For 2018, the adjusted operating effective tax rate is based on the actual income tax expense for the current period related to Income (loss) from continuing operations, adjusted for estimated taxes on non-operating items and non-operating tax impacts, such as those related to restructuring, changes in a tax valuation allowance and changes to tax law, including the Tax Cuts and Jobs Act. A 35% tax rate is applied to all non-operating items in 2017 and 21% in 2018. The 32% tax rate for 2017 adjusted operating earnings and components reflects the estimated benefit of the dividend received deduction related to the company's Retirement, Investment Management, Employee Benefits and Individual Life segments.

(2) “Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; immediate recognition of net actuarial gains (losses) related to pension and other post-retirement benefit obligations and gains (losses) from plan amendments and curtailments; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

Reconciliation of Book Value per Common Share to Book Value per Share excluding AOCI
	As of September 30, 2018	As of September 30, 2017
Book value per common share, including AOCI	$52.22	$75.98
Per share impact of AOCI	(4.94)	(15.20)
Book value per common share, excluding AOCI	$47.28	$60.78

Reconciliation of Investment Management Adjusted Operating Margin to Adjusted Operating Margin Excluding Investment Capital (1)
	Three Months Ended
(in millions USD, unless otherwise indicated)	9/30/2018	6/30/2018	9/30/2017

Adjusted Operating revenues	$168	$171	$171
Adjusted operating expenses	(120)	(119)	(117)
Adjusted operating earnings before income taxes	$48	$52	$54
Adjusted operating margin	28.9%	30.7%	31.3%

Adjusted Operating revenues	$168	$171	$171
Less:
Investment Capital Results	8	5	5
Adjusted operating revenues excluding Investment Capital	160	166	166
Adjusted operating expenses	(120)	(119)	(118)
Adjusted operating earnings excluding Investment Capital	$40	$47	$49
Adjusted operating margin excluding Investment Capital	25.4%	28.7%	29.2%
(1) In our Investment Management business, adjusted operating margin excluding Investment Capital results is reported because results from Investment Capital can be volatile and excluding the effect of this item can improve period-to-period comparability.